Exhibit 23.1


                    Consent of KPMG LLP, Independent Auditors
                    -----------------------------------------


The Board of Directors
Zions Bancorporation


We consent to the incorporation by reference in the registration statement on Form S-8 of Zions Bancorporation of our report dated January 26, 1999, with respect to the consolidated balance sheets of Zions Bancorporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows, and changes in shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the Annual Report on Form 10-K of Zions Bancorporation for the year ended December 31, 1998.


                                                      /S/
                                                      KPMG LLP






Salt Lake City, Utah
May 27, 1999






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